UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INSITE VISION INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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965 Atlantic Avenue

Alameda, California 94501

April 9, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated (the “Company”) to be held on Thursday, May 31, 2012 at 10:00 a.m. local time at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501.

At the Annual Meeting, stockholders of record at the close of business on April 6, 2012 will be asked to consider and vote upon the following proposals: (1) the election of six directors to the Board of Directors of the Company to serve until the 2013 Annual Meeting or until their respective successors are elected and qualified, (2) the ratification of the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, (3) the advisory resolution on the approval of executive officer compensation, (4) the approval of a contingent amendment to Article 4 of the Company’s Restated Certificate of Incorporation to effect a contingent reverse stock split of the Company’s outstanding common stock and (5) the consideration of any other matter that properly comes before the meeting.

The formal Notice of Annual Meeting of Stockholders (the “Notice”) and Proxy Statement accompanying this letter more fully describe the business to be acted upon.

The Company’s Board of Directors has unanimously approved the proposals and recommends that you vote FOR each of the director nominees listed in the Notice and FOR Proposals 2, 3 and 4.

If you have requested and received a paper copy of this Proxy Statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope. Please vote as promptly as possible but no later than prior to the closing of the polls for the Annual Meeting. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT A PROXY VIA TELEPHONE OR INTERNET OR ATTEND THE ANNUAL MEETING IN PERSON.

Sincerely,

Timothy Ruane
Chief Executive Officer and Member of the Board

Important Notice Regarding Availability of Proxy Materials

Please read the attached Proxy Statement carefully and refer to the instructions in the Notice of Internet Availability of Proxy Materials for specific information on how to vote your shares. If you have received a paper copy of the proxy materials by mail, please mark, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage-prepaid return envelope to ensure that your shares may be voted. Execution of the proxy card will not affect your right to vote in person if you are present at the Annual Meeting. The Proxy Statement and 2012 Annual Report will be available at insitevision.com.

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 31, 2012

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), will be held on Thursday, May 31, 2012 at 10:00 a.m. local time, at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501, for the following purposes:

1.	To elect six directors to the Board of Directors to serve until the 2013 Annual Meeting or until their respective successors are elected and qualified.

2.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To vote on the advisory resolution relating to our executive officer compensation.

4.	To vote on the approval of a contingent amendment to Article 4 of the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors recommends that you vote “FOR” each director nominee listed in the Notice and “FOR” Proposals 2, 3 and 4.

The Board of Directors has fixed the close of business on April 6, 2012 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Please carefully read the accompanying Proxy Statement which describes the matters to be voted upon at the Annual Meeting and how to vote your shares. The prompt return of your Proxy card and voting instructions will assist the Company in preparing for the Annual Meeting.

By Order of the Board of Directors,

Timothy Ruane Chief Executive Officer and Member of the Board

Alameda, California

April 9, 2012

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2012

GENERAL INFORMATION FOR STOCKHOLDERS

The accompanying Proxy card (“Proxy”) is solicited on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), with principal executive offices at 965 Atlantic Avenue, Alameda, California 94501, for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. local time on Thursday, May 31, 2012 at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501.

In accordance with Securities and Exchange Commission (the “SEC”) rules, instead of mailing a printed copy of this Proxy Statement, Proxy and annual report to stockholders, we elected to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice, or to request a printed set of these materials at no charge. Stockholders will not receive a printed copy of the proxy materials unless it is specifically requested. Instead, the Notice instructs Stockholders as to how to access and review the proxy materials via the Internet. This Proxy Statement and the accompanying form of Proxy were made available to stockholders entitled to vote at the Annual Meeting on or about April 17, 2012.

Record Date and Voting

Stockholders of record as of the close of business on April 6, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, 131,951,033 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were issued and outstanding and there were 171 holders of record of the Common Stock. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the Record Date. Holders of a majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to have the required quorum for the transaction of business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors (Proposal 1), which means the six directors with the most “FOR” votes will be elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Only votes cast “FOR” a nominee will be counted. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required for the ratification of the appointment of Burr Pilger Mayer, Inc. (“BPM”) as the Company’s independent registered public accounting firm (Proposal 2) and the advisory resolution on the approval of executive officer compensation (Proposal 3). The affirmative vote of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting is required to approve the contingent reverse stock split of the Common Stock and contingent amendment to the Certificate of

Incorporation to effect the reverse stock split (Proposal 4). Any other matters properly submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter.

You may vote “ABSTAIN” with respect to any matter, other than the election of directors, and such abstentions will be treated as shares present in person or represented by Proxy and entitled to vote on that matter and will thus have the same effect as votes against the proposal. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BPM as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares.

In addition to voting in person at the Annual Meeting, stockholders may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided in the Notice or on the separate proxy card.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials. Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted in accordance with the Board of Director’s recommendations.

Any stockholder or stockholder representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Investor Relations in writing at 965 Atlantic Avenue, Alameda, California 94501 or by telephone at (510) 865-8800. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by May 18, 2012.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

Pursuant to the SEC’s rules, the Company is providing access to its proxy materials and the Company’s Annual Report on Form 10-K (the “Proxy Materials”) over the Internet. Accordingly, the Company began sending the Notice to its stockholders of record and beneficial owners on or about April 17, 2012. All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email for future proxy material distributions with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request.

The Proxy Materials are also available at our website at www.insite.com. In addition, the Company will provide copies of any of the Proxy Materials free of charge to any stockholder who requests copies by calling (510) 747-1220.

Revocability of Proxies

You may revoke or change your Proxy at any time prior to or at the Annual Meeting. It may be revoked by submitting another properly completed proxy with a later date, by filing a written notice of revocation with a later date with the Secretary of the Company at the Company’s principal executive offices, InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, or by attending the Annual Meeting and voting in person. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them if you wish to change your vote.

Solicitation

The Company will bear the entire cost of solicitation. Such solicitation will be conducted by the directors, officers or employees of the Company, who will not receive any additional compensation therefor. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting

Proposals of stockholders of the Company that are intended to be included in the Company’s 2013 Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be received no later than December 10, 2012.

In order to be considered at the 2013 Annual Meeting, proposals of stockholders and nominations of director candidates by stockholders must comply with the advance notice requirements contained in the Company’s Amended Bylaws (the “Bylaws”). In accordance with the Bylaws, stockholders who wish to nominate director candidates or to present other business to be voted on at an Annual Meeting of stockholders must deliver written notice thereof to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on March 2, 2013 and no earlier than the close of business on January 31, 2013. However, if the date of the Company’s 2013 Annual Meeting is changed by more than 30 days before or more than 70 days after the date of the first anniversary of the 2012 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which the Company publicly announces the date of the 2013 Annual Meeting.

A stockholder’s notice of proposal and nominations must include the requirements set forth in full in the Bylaws.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall fix the exact number of directors. The authorized number of directors is presently seven. At the Annual Meeting, the stockholders will elect six directors to serve until the Company’s next annual meeting or until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal. The persons named proxyholders in the Proxy will vote all Proxies received by them in favor of the six nominees listed below in the absence of contrary instructions and the Proxies cannot be voted for a greater number of persons than the number of nominees named.

All nominees named below have consented to being named in this Proxy Statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The six candidates receiving the highest number of votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected directors of the Company.

The experience, qualifications, attributes and skills of the Company’s directors summarized in each of the director’s individual biographies below, led the Board of Director’s Nominating and Corporate Governance Committee to recommend to the Board of Directors that the directors listed below should serve as directors of the Company. More specifically, the Nominating and Corporate Governance Committee determined that each of the directors has extensive experience as a business leader and has a strong understanding of business operations, particularly in our industry, which is important to the Company’s strategic and developmental success. Each of the directors has earned a university or graduate degree in a discipline that is valuable to the Board including medicine, management, marketing and business, which allows the Board to quickly understand the Company’s industry and the complex issues the Company faces. Similarly, each of our directors has extensive experience in the biotechnology, pharmaceutical or medical fields. The skills, experience and background that the Nominating and Governance Committee considers is further discussed in more detail below under the caption “Consideration of Director Nominees—Director Qualifications.”

The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as directors of the Company until the 2013 Annual Meeting or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

Set forth below is information regarding the nominees as of April 9, 2012, including a brief description of the qualifications of the nominees:

Name	Position(s) with the Company	Age	Director Since
Timothy McInerney	Chairman of the Board and Director	51	2008
Brian Levy, O.D. M.Sc..	Director	60	2011
Robert O’Holla.	Director	60	2008
Timothy Ruane	Director and Chief Executive Officer	47	2010
Craig Tooman	Director	46	2011
Anthony J. Yost	Director	53	2008

Business Experience of Board Nominees and Qualifications

Timothy McInerney is currently a Partner with Riverbank Capital Securities, an investment banking firm that specializes in providing financing for biotechnology and specialty pharmaceutical companies, a position he has held since June 2007. From 1992 until March 2007, Mr. McInerney was a Managing Director of Paramount Biocapital, Inc. (Paramount) where he oversaw the distribution of Paramount’s private equity product. Prior to

1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Previously, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson, Lehman Bros. Mr. McInerney has also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in Pharmacy from St. John’s University in New York. He also completed a post-graduate residency in drug information systems at the New York University Medical Center. Mr. McInerney currently serves on the boards of Manhattan Pharmaceuticals, Inc., Ziopharm Oncology, Inc and Edgemont Pharmaceuticals, LLC. Mr. McInerney has valuable experience as a partner with an investment banking firm that specializes in financing for biotechnology companies. Mr. McInerney’s background and skills are important for the Board’s understanding of financial, business development, financing and accounting matters. Mr. McInerney also brings interesting and valuable input to the Board due to his extensive knowledge of the Company’s industry obtained while serving as a research analyst and investment banker for the biotechnology industry.

Brian Levy, O.D. M.Sc. is currently the Chief Medical Officer of Aerie Pharmaceuticals, a venture backed company developing novel technologies for the treatment of glaucoma, a position he has held since January 2012. From June 2010 until October 2011, Dr. Levy was Chief Scientific Officer of Nexis Vision, a company developing technologies for refractive correction of the eye. From June 2008 to November 2009, Dr. Levy was the Chief Operating Officer of Danube Pharmaceuticals, a venture backed company developing therapeutics for the treatment of glaucoma. From September 1994 to June 2008, Dr. Levy held a series of senior leadership positions with Bausch & Lomb, which included Corporate Vice President and Chief Medical Officer responsible for clinical development, medical affairs and product safety for all Bausch & Lomb businesses worldwide. While at Bausch & Lomb, he oversaw the development of Besivance. Dr. Levy is also a Clinical Professor of Ophthalmology at the University of Rochester in New York. He earned a Doctor of Optometry degree from the University of California, Berkeley in 1976 and a Master of Science Degree in comparative anatomy and physiology of the eye from the University of Waterloo, Canada. Dr. Levy’s medical and management background and experience aid the Board in its understanding of our business, planning clinical trials and otherwise developing our product candidates, as well as formulating our business strategy.

Robert O’Holla is currently the President of R.O.H. Consulting, LLC, a regulatory consulting firm specializing in medical devices, a position he has held since May 2008. Mr. O’Holla was the Worldwide Vice President of Regulatory Affairs at Johnson and Johnson from June 1990 until May 2008. Mr. O’Holla is a health products executive who has over thirty years experience, including research and development, quality and compliance, regulatory affairs, policy development and product sterilization. Mr. O’Holla has also written for several publications regarding health products. He received his B.A. from Upsala College, his A.A. from Union College and his M.B.A. from Fairleigh Dickinson University. Mr. O’Holla currently is the Vice President of Regulatory Affairs for Nfocus Neuromedical and CeQur, SA. Mr. O’Holla also serves on the Board of CeQur, SA. Mr. O’Holla brings in-depth knowledge of the important regulatory issues faced by the Company and the regulatory framework in which the Company operates. Mr. O’Holla’s ability as a consultant to skillfully analyze our operations aids the Board in its oversight role.

Timothy Ruane joined the Company on December 1, 2010 as Chief Executive Officer and a member of the Board. Previously, Mr. Ruane served as President and Chief Executive Officer of Tekmira Pharmaceuticals and INEX Pharmaceuticals (which spun-out to Tekmira in 2007), a biopharmaceutical company, from 2005 to 2008. From 2004 to 2005, he served as the Senior Vice President of Corporate Development of INEX. From 2002 to 2004, Mr. Ruane was the Senior Vice President of Business Management of ILEX Oncology. Mr. Ruane has more than 24 years of experience with pharmaceutical and biotechnology companies in various management positions. Mr. Ruane has a Bachelor of Science degree in business finance from Wake Forest University and a Masters in Business Administration from the University of Washington. Over the past five years, Mr. Ruane has also served on the boards of INEX Pharmaceuticals and Tekmira. Mr. Ruane’s experience in leadership positions at biopharmaceutical companies aids the Board in its understanding of our business. Further, Mr. Ruane has valuable experience in business development, financing, strategic alternatives and industry trends. Mr. Ruane, as our Chief Executive Officer, has in depth knowledge of our day-to-day operations, which is essential to the Board’s ability to understand our company.

Craig Tooman is currently the Chief Executive Officer of Avanzar Medical, Inc., a position he has held since February 2012. Mr. Tooman is also the founder and principal of Stockbourne LLC, a firm that provides strategic business and financial advisory services, a position he has held since January 2011. From July 2010 to January 2011, Mr. Tooman was the Senior Vice President of Finance and Chief Financial Officer of Ikaria Inc., a biotherapeutics company. From January 2005 to July 2010, Mr. Tooman was the Executive Vice President of Finance and Chief Financial Officer at Enzon Pharmaceuticals, a biopharmaceutical company. Prior to that, Mr. Tooman was the Senior Vice President of Strategic Planning and Corporate Communications at ILEX Oncology, Inc and the Vice President of Investor Relations at Pharmacia Corporation, the culmination of a 12-year career that started with the Upjohn Company. He has a Bachelor of Arts degree in Economics from Kalamazoo College and Masters in Business Administration in Finance from the University of Chicago. Mr. Tooman’s financial background and experience serving in various management roles at biotechnology companies is valuable for the Board’s understanding of our financial condition, accounting and operations and aids the Board in developing and implementing our financial strategy.

Anthony J. Yost is currently the Chief Commercial Officer at Prometheus, Inc., a pharmaceutical/diagnostic company, a position he has held since January 2012. From August 2011 to January 2012, Mr. Yost was the Chief Commercial Officer at EKR Therapeutics, an acute-care pharmaceutical company and prior to that, he was the head of Sales and Marketing at PacificCord, a stem cell storage biotechnology company. From October 2008 to June 2010, Mr. Yost was the Executive General Manager at Novartis, a pharmaceutical company engaged in the research, development, manufacture and marketing of healthcare products. From November 2003 to September 2008, he served as the President of Innovex North America, the commercial services unit of Quintiles Transnational Corporation. From February 1998 to November 2003, Mr. Yost had various responsibilities at Schering-Plough Corporation (Schering-Plough), including Vice President of the Acute Coronary Syndromes Business Unit, General Manager of Commercial and Manufacturing Operations in Portugal, Vice President of Managed Care and Vice President of the Cardiovascular Business Unit. Prior to working for Schering-Plough, Mr. Yost worked for Boehringer Mannheim and Eli Lilly and Company. He received his B.S. in Pharmacy from Purdue University. Mr. Yost’s experience in leadership positions at pharmaceutical companies aids the Board in its understanding of our business, including our customers and competitors. Further, Mr. Yost’s international experience is valuable for the Board’s understanding of foreign markets.

Information regarding the Company’s executive officers may be found in Item 10 of Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on March 5, 2012 (the “Form 10-K”).

Family Relationships and Director Independence

There are no family relationships between any members of the Board and our executive officers. In addition, the Board has determined that each of the members of the Board, other than Mr. Ruane, is “independent” as that term is defined in the rules and regulations of the NYSE Amex (“NYSE Amex Rules”).

Board Committees and Meetings

During the fiscal year ended December 31, 2011, the Board of Directors held 26 meetings. The Board of Directors has an Audit Committee, a Stock Plan and Compensation Committee and a Nominating and Corporate Governance Committee. During the 2011 fiscal year, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served during the time in which he served on the Board of Directors.

Communications with the Board

We encourage stockholder communications with the Board of Directors. Any stockholder wishing to communicate with the Board of Directors or any individual director regarding matters concerning the Company should submit such communications in writing to the Company’s corporate secretary at the following address:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

Attention: Corporate Secretary

insitemail@insite.com

The Company’s Secretary will review all such correspondence and distribute the correspondence to such members of the Board of Directors as the Secretary deems appropriate or advisable.

Communications Intended for Non-Management Directors

Communications that are intended specifically for non-management directors should be sent to the postal address above to the attention of the Chair of the Nominating and Governance Committee.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company encourages each director to attend its Annual Meeting of Stockholders. At the time of the 2011 Annual Meeting of Stockholders, the Company had seven directors, each of whom attended the Company’s 2011 Annual Meeting of Stockholders.

Audit Committee

We have a separately-designated standing audit committee. The Audit Committee currently consists of three directors: Craig Tooman (Chair), Timothy McInerney and Anthony J. Yost. The Audit Committee met six times in 2011.

The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the NYSE Amex Rules and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. In additional, the Board has determined that Mr. Tooman qualifies as an “audit committee financial expert,” within the meaning of SEC regulations. A copy of the Audit Committee’s charter is available on our website located at www.insitevision.com. A copy of the Audit Committee’s charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Audit Committee appoints our independent registered public accounting firm; pre-approves all audit and non-audit services to be provided to the Company by the independent registered public accounting firm; oversees the independence of the independent registered public accounting firm; evaluates the independent registered public accounting firm’s performance; receives and considers the independent registered public accounting firm’s comments as to accounting and financial controls; monitors the effectiveness of internal controls; oversees our financial and accounting organization and financial reporting; discusses with management and the independent registered public accounting firm the results of the annual audit and our annual financial statements; and discusses with management and the independent registered public accounting firm, as applicable, the results of the independent registered public accounting firm’s interim review of our quarterly financial statements, as well as our earnings press releases.

Among other things, under the charter of the Audit Committee, the Audit Committee is responsible for reviewing and approving all related party transactions, approving and monitoring our code of ethics for senior finance personnel and code of conduct for all employees and directors (including approving any waivers of such codes for directors, executive officers and senior financial personnel), and establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or legal matters.

Stock Plan and Compensation Committee

The Stock Plan and Compensation Committee of the Board of Directors (the “Compensation Committee”) currently consists of three directors: Anthony J. Yost (Chair), Robert O’Holla and Craig Tooman, each of whom is “independent” as defined by NYSE Amex rules and regulations. The Compensation Committee held five meetings during the 2011 fiscal year.

A copy of the Compensation Committee’s charter is available on the Company’s website located at www.insitevision.com. A copy of the Company’s Compensation Committee charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501. Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•

reviewing, evaluating and making recommendations to the Board with respect to the Company’s overall compensation policies and establishing performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests;

•	reviewing and approving goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”) and evaluating the CEO’s performance in light of those goals and objectives;

•

establishing, reviewing and approving the compensation arrangements for the Company’s other executive officers and reviewing periodic reports from the CEO as to the performance and compensation of the Company’s employees other than executive officers; and

•	reviewing and recommending for adoption by the Board of Directors equity compensation plans and incentive compensation plans and administering such plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our CEO does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain outside compensation consultants to provide assistance in its decision-making processes. Neither management nor the Compensation Committee retained independent compensation consultants for fiscal 2011.

The Compensation Committee considers potential risks when reviewing and approving compensation programs. The Company’s compensation programs have been designed with specific features that mitigate risk, while at the same time rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. For example, as described in the Compensation Discussion and Analysis section of this Proxy Statement, the long-term incentive equity awards granted to executives promote long-term service to the Company. Further, the annual bonus awards granted to executive officers are based on 23 specified corporate goals that measure the Company’s performance. The Compensation Committee has reviewed compensation-related risks for the Company’s employees and concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of two directors, Timothy McInerney (Chair) and Brian Levy. The Nominating and Corporate Governance Committee held four meetings during the 2011 fiscal year to evaluate potential candidates to fill vacancies arising on the Board during the fiscal year 2011, recommend such candidates to the Board and recommend to the Board the nomination of directors standing for election at the 2012 Annual Meeting.

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the NYSE Amex Rules. A copy of the Nominating and Corporate Governance Committee charter is available on our website located at www.insitevision.com. A copy of the Nominating and Corporate Governance Committee’s charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Nominating and Corporate Governance Committee identifies and recommends director nominees to be selected by the Board for submission to a vote at our annual stockholder meetings or to fill vacancies between such meetings, implements the Board’s criteria for selecting new directors, develops or reviews and recommends corporate governance policies for the Board and oversees any annual evaluation process conducted by the Board.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.”

The Nominating and Corporate Governance Committee will consider timely suggestions of nominees from stockholders using the same criteria as any other nominee. A stockholder’s notice of nominations must comply with the timing and delivery requirements and include the required information set forth in our Bylaws.

Director Qualifications

The Nominating and Corporate Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Attainment of a generally recognized position of leadership in the community and/or chosen field of endeavor, and demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to our current and long-term objectives.

•	Ability to read and understand basic financial statements and other financial information pertaining to us.

•	Commitment to understanding us and our business, industry and strategic objectives.

•	Commitment and ability to regularly attend and participate in meetings of the Board, committees of the Board and stockholders; and ability to generally fulfill all responsibilities as a director.

•	Willingness to represent and act in the interests of all of our stockholders rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable SEC and stock exchange rules, and an absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director.

Other Factors for Potential Consideration

The Nominating and Corporate Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences and add to or complement the Board’s existing strengths.

•

For potential Audit Committee members, whether the nominee possesses the requisite education, training and experience to qualify as “financially sophisticated” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.

•

For incumbent directors standing for re-election, the Nominating and Corporate Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company.

•	The number of other boards on which the prospective nominee serves.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee initiates the process of identifying and evaluating nominees for director by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Corporate Governance Committee, appear to meet the criteria specified above and/or have the specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating and Corporate Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors is not automatic, but is based on continuing qualification under the criteria set forth above.

•

For incumbent directors standing for re-election, the Nominating and Corporate Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company; the number of other company boards on which the individual serves; composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

•

Management Directors. The number of our officers or employees serving at any time on the Board should be limited such that, at all times, a majority of the directors are “independent” under applicable SEC and NYSE Amex Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Corporate Governance Committee and by our Chief Executive Officer. Upon completion of the above procedures, the Nominating and Corporate Governance Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at our Annual Meeting of Stockholders. The Board will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Corporate Governance Committee.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

Our Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found on our website located at www.insitevision.com. A copy of our Code of Ethics for the Chief Executive Officer and Senior Financial Officers is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501. We will disclose any waivers under the Code of Ethics for the Chief Executive Officer and Senior Financial Officers which are granted to our directors or executive officers in a current report on Form 8-K filed with the SEC within four business days of any such waiver. No such waivers were granted during 2011.

Board Leadership and Role in Risk Oversight

The Board, together with the Audit Committee, is primarily responsible for overseeing the Company’s risk management. The Audit Committee reviews with management the significant categories of risk to the Company. As necessary, the Compensation Committee also reviews risks that are specific to compensation. The Opportunity Screening Committee reviews risks related to strategic business opportunities and possible acquisitions and divestitures. The Audit Committee and, when applicable, the Compensation Committee report significant risks to the Board and the Board addresses means to monitor and mitigate such risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. The Board of Directors and management believe that this division of risk management responsibilities is an effective approach to respond and address risks that the Company faces.

The Board of Directors selects the Chairman of the Board. Mr. McInerney currently serves as the Chairman of the Board. The Company’s Chief Executive Officer, Timothy Ruane, currently serves on the Board of Directors. The current structure promotes robust evaluation of management and results, while at the same time gives the Chief Executive Officer more opportunity to focus on the day-to-day operations of the Company. Our Chief Executive Officer has significant responsibilities in running the Company and the Board of Directors believes that it is beneficial to have a Chairman of the Board who is not an officer and whose primary responsibility is leading the Board. However, management does have a representative on the Board of Directors who provides support, feedback and information to assist the advisory role of the Board. The Board of Directors believes that the management and the Board have an excellent working relationship that allows for effective leadership by the Board of Directors. The Board of Directors has the necessary power and authority to request and obtain information from management, to retain outside consultants, and to consult with management and employees where it deems appropriate. While the Board of Directors has decided to separate the positions of the Chairman and Chief Executive Officer, the Board may combine the two roles in the future in its discretion.

DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid for 2011 to members of the Board who are not, or were not during the term, also employees of the Company (Non-Employee Directors).

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)(1)	($)(2)	($)(2)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Timothy McInerney	46,354	—	45,900	—	—	—	92,254
Brian Levy, O.D. M.Sc.(4)	18,333	—	67,753	—	—	—	86,086
Robert O’Holla	45,000	—	45,900	—	—	—	90,900
Craig A. Tooman(5)	15,313	—	62,897	—	—	—	78,210
Anthony J. Yost	47,500	—	45,900	—	—	—	93,400
Evan S. Melrose, M.D.(6)	45,833	—	—	—	—	—	45,833
Rick D. Anderson(7)	29,688	—	—	—	—	—	29,688
Timothy P. Lynch(8)	37,188	—	—	—	—	—	37,188

(1)	Director compensation is pro-rated based on the service term of each director.
(2)	The amount reported in Column (d) of the table above reflects the aggregate grant date fair value of stock option awards (disregarding any estimate of forfeitures related to service-based vesting conditions). Each of these options vests on the first anniversary of the grant date provided the director continues to serve through such date. We have not granted any equity-based awards to Non-Employee Directors other than stock options. For a discussion of the assumptions and methodologies used to value the awards reported in Column (d), please see the discussion of option awards contained in Note 11, Employee Stock-based Compensation, in the Notes to the Consolidated Financial Statements in Item 8 of Part II of the Form 10-K.
(3)	The following table presents, as of December 31, 2011, the number of outstanding and unexercised option awards held by each person who served as a Non-Employee Directors during fiscal year 2011.

	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Timothy McInerney	12/14/2011	—	150,000	0.44	12/14/2021
	12/20/2010	150,000	—	0.33	12/20/2020
	12/16/2009	150,000	—	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Brian Levy, O.D. M.Sc.(4)	12/14/2011	—	150,000	0.44	12/14/2021
	9/16/2011	—	56,250	0.56	9/16/2021

Robert O’Holla	12/14/2011	—	150,000	0.44	12/14/2021
	12/20/2010	150,000	—	0.33	12/20/2020
	12/16/2009	150,000	—	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Craig A. Tooman(5)	12/14/2011	—	150,000	0.44	12/14/2021
	9/16/2011	—	43,750	0.56	9/16/2021

Anthony J. Yost	12/14/2011	—	150,000	0.44	12/14/2021
	12/20/2010	150,000	—	0.33	12/20/2020
	12/16/2009	150,000	—	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Evan S. Melrose, M.D.(6)	12/16/2009	150,000	—	0.38	2/1/2012
	9/23/2008	30,000	—	0.52	2/1/2012

(4)	Dr. Levy was appointed to the Board on August 15, 2011. In connection with Dr. Levy’s role as Board liaison and co-leader of the Company’s Scientific Advisory Board, Dr. Levy receives an annual cash retainer of $5,000.

(5)	Mr. Tooman was appointed to the Board on September 16, 2011.
(6)	Dr. Melrose resigned from the Board on November 2, 2011.
(7)	Mr. Anderson resigned from the Board on August 15, 2011.
(8)	Mr. Lynch resigned from the Board on September 16, 2011.

Summary of Director Compensation

Cash and Expenses. The compensation for Non-Employee Directors in fiscal year 2011 consisted of cash fees and retainers and grants of stock options as follows:

•	an annual cash retainer of $45,000 for serving on the Board;

•	an annual cash retainer of $10,000 for serving as the Chairman of the Board;

•

an annual cash retainer for serving as the Chairman of a committee of the Board ($7,500 for the Audit Committee, $2,500 for the Stock Plan and Compensation Committee (the “Compensation Committee”) and $2,500 for the Nominating and Corporate Governance Committee); and

•	an annual cash retainer of $5,000 for service as Board liaison and/or leader of the Company’s Scientific Advisory Board.

We also reimburse Non-Employee Directors for reasonable expenses for attending any Board or committee meetings.

Option Grants. Under our current director compensation program, each Non-Employee Director is granted, at the time of his or her initial election or appointment to the Board, an option to purchase a pro rata portion of 150,000 shares of our Common Stock based on the month in which the Non-Employee Director is initially elected or appointed to the Board. Thereafter, each Non-Employee Director in office on the date of the first Board meeting in December of each year is granted on such date an option to purchase 150,000 shares of our Common Stock. In the event that there is no Board meeting in December of any year, the annual option grant will be made on December 15 of that year (or, if December 15 is not a trading day, the next succeeding trading day). In addition, Non-Employee Directors are eligible to receive discretionary award grants at any time under the 2007 Plan.

Each option granted to a Non-Employee Director has a per-share exercise price equal to the closing price of our Common Stock on the date of grant and a maximum term of ten years. These options vest on the first anniversary of the grant date, subject to the director’s continued service as a director, but may vest on an accelerated basis in connection with a change in control. Vested options will generally remain exercisable for three months following the termination of the director’s service or six months following a termination due to death or disability. The options do not include any dividend rights.

On December 14, 2011, each of our Non-Employee Directors received a grant of an option to purchase 150,000 shares of our Common Stock. Each of these options has a per-share exercise price of $0.44 (the closing price of our Common Stock on the grant date) and will vest on the first anniversary of the grant date, provided that the director remains in service through such date. Each of these options was granted under, and is subject to, the terms of, the 2007 Plan.

On September 16, 2011, Dr. Levy and Mr. Tooman were granted an option to purchase 56,250 shares and 43,750 shares, respectively, of our Common Stock. These grants were a proration of the 150,000 option shares based on their service term for 2011. Each of these options has a per-share exercise price of $0.56 (the closing price of our Common Stock on the grant date) and will vest on the first anniversary of the grant date. Each of these options was granted under, and is subject to, the terms of the 2007 Plan.

PROPOSAL TWO—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of BPM.

Stockholder ratification of the appointment of BPM as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of BPM to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will re-evaluate whether or not to retain BPM as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

BPM has audited the Company’s financial statements since 2004, starting with the financial statements for the fiscal year ended December 31, 2003. Representatives of BPM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by its independent registered public accounting firm, BPM, for fiscal years 2011 and 2010 (in thousands):

	2011	2010
Audit Fees(1)	$171	$158
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$171	$158

(1)	Audit fees represent fees for professional services provided in connection the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings.

Independence of Independent Registered Public Accounting Firm and Pre-Approval Policy

The Audit Committee has determined that the provision by BPM of non-audit services is compatible with maintaining the independence of BPM. The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for pre-approval of specified services in the defined categories of audit services, audit-related services and tax services for up to $25,000. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. During fiscal 2011, all services provided by BPM were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote on Proposal No. 2 at the Annual Meeting is required to ratify the appointment of BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of BPM to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The following is the report of the audit committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K.

The audit committee has reviewed and discussed the audited consolidated financial statements with management of the Company. The audit committee has discussed with the Company’s independent registered public accounting firm, BPM, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The audit committee has received the written disclosures and the letter from BPM required by applicable requirements of the Public Company Oversight Board regarding BPM’s communications with the audit committee and has discussed the independence of BPM from the Company.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Craig Tooman (Chair)

Timothy McInerney

Anthony J. Yost

PROPOSAL THREE—ADVISORY RESOLUTION ON EXECUTIVE OFFICER

COMPENSATION

The Company is asking stockholders to approve an advisory resolution on the compensation of the Company’s executive officers as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed the Company’s executive officer compensation program to achieve three principal goals:

•

to help ensure that there exists an appropriate relationship between executive pay and both our performance and the creation of stockholder value through our achievement of long-term strategic goals and initiatives;

•	to attract, motivate and retain key executives in the face of competition within the biotechnology industry for qualified personnel; and

•	to align the interests of our executive officers with those of our stockholders.

The Company urges stockholders to read the “Compensation Discussion and Analysis,” which describes in more detail how executive officer compensation policies and procedures operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our executive officers including the following:

•	We pay for performance. A significant amount of our executive officer compensation is not guaranteed and is aligned with the Company’s operational, stock and financial performance.

•	We have reasonable severance benefits. The post-employment and change in control provisions that apply to executive officers are reasonable and are developed on a case-by-case basis.

•

The Compensation Committee acts prudently in making decisions. Members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company’s executive officers.

•	We do not provide inappropriate perquisites. The Company does not provide any routine perquisites to its executive officers.

At the Company’s 2011 Annual Meeting of Stockholders, our stockholders voted on a say-on-pay proposal, which was approved by more than 78% of the votes cast on the proposal. These results demonstrated strong stockholder support for the Company’s compensation program as described in the Company’s 2011 Proxy Statement. The Board of Directors considered and will continue to consider the outcome of these say-on-pay votes when considering future compensation arrangements.

Required Vote

The Company asks it stockholders to indicate annually their support for the Company’s executive officer compensation as set forth in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on its executive officers’ compensation. Although the Company is not currently required to provide stockholders with the opportunity to vote on such a proposal, because it is currently a ‘smaller reporting company’ under SEC guidelines, the Company believes including this proposal provides further opportunities to communicate with stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s executive officers and the philosophies, policies and practices described in this Proxy Statement. The Company is asking stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the Company’s stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, the Company will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the advisory resolution regarding compensation of the Company’s executive officers.

PROPOSAL FOUR—REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AND

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK

SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK

The Board is recommending the reverse stock split of the Common Stock with the primary intent of increasing the per share price of the Common Stock in order to facilitate the Company’s ability to meet the closing per share price criteria required to be listed on a major stock exchange. The Board of Directors believes that, in addition to increasing the per share price of the Common Stock, the reverse stock split would also make the Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and the other reasons discussed below, the Board believes that authorizing the Board to effect the reverse stock split, in the Board’s discretion, is in the Company’s and the Company’s stockholders’ best interests.

Therefore, the Board of Directors has decided that it is in the best interests of the Company’s stockholders to (a) authorize the Board of Directors of the Company to effect, in its discretion prior to May 31, 2013, a reverse stock split of the outstanding Common Stock, par value $0.01, at a reverse stock split ratio ranging from 1-for-4 to 1-for-10, as determined by the Board of Directors, and (b) approve a corresponding amendment to the Company’s Certificate of Incorporation, in substantially the form attached to this Proxy Statement as Annex A, to effect the reverse stock split, subject to the Board of Director’s authority to abandon such amendment. Upon the effectiveness (the “Effective Time”) of the Amendment to Certificate of Incorporation effecting the reverse stock split, the issued shares of the Common Stock immediately prior to the Effective Time will be reclassified into a smaller number of shares such that a stockholder will own one new share of the Common Stock for each 4 to 10 shares of issued common stock held by that stockholder immediately prior to the Effective Time. The exact split ratio within the 1-for-4 to 1-for-10 range will be determined by the Board of Directors prior to the Effective Time and will be publicly announced by the Company.

The Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve this proposal, the Board would effect the reverse stock split and cause the Certificate of Amendment to the Company’s Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware only if the Board determines that the reverse stock split would be in the best interests of the Company and its stockholders. The Board may determine in its discretion not to effect any reverse stock split and not to file the amendment to the Company’s Certificate of Incorporation. No further action on the part of the stockholders will be required to either implement or abandon the reverse stock split.

At the Company’s 2011 annual meeting of stockholders, over 71% of votes cast approved a similar stock split proposal (the “2011 Stock Split Proposal”) authorizing the Board to effect a reverse stock split ratio ranging from 1-for-4 to 1-for-10 and approving a contingent amendment to the Certificate of Incorporation to effect the stock split prior to May 31, 2012. The Board has monitored, among other factors, market conditions and, as of the date of this Proxy Statement, had not elected to exercise its discretion authorized by the 2011 Stock Split Proposal. The Board has not exercised its discretion authorized by the 2011 Stock Split Proposal primarily because the Company did not meet the applicable market capitalization required for relisting on AMEX (as defined below). The Board believes that it may be in the stockholders’ best interest to effect the reverse stock split after May 31, 2012 when the authorization granted pursuant to the 2011 Stock Split Proposal expires and, therefore, is asking the stockholders to approve this proposal.

Reverse Stock Split

The Common Stock is traded on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “INSV.” The closing price of the Common Stock on the OTCBB on April 6, 2012, was $0.34 and during the period January 1, 2011 through April 6, 2012 ranged from a low of $0.30 to a high of $0.93.

The Company may determine that it is in the stockholders’ best interests to list on a major stock exchange such as the AMEX NYSE Equities (“AMEX”) market or NASDAQ Stock Market (“NASDAQ”). Many major stock exchanges, including AMEX and NASDAQ, have listing criteria that require companies to satisfy minimum average closing prices over a threshold amount during a consecutive trading period in order to gain or maintain listing eligibility. NASDAQ and AMEX, for example, currently require that a company’s common stock have an average closing price that is greater than or equal to $3.00 per share over any consecutive 30 trading-day period in order to list on their exchange. The reverse stock split would give the Company additional flexibility and ability to reach these levels.

In addition to increasing the per share price of the Common Stock to be listed on a major stock exchange, the Board of Directors also believes that the reverse stock split would, if completed, make the Common Stock more attractive to a broader range of institutional and other investors, as the Company has been advised that the current market price of the Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher, which can also reduce interest in the Common Stock.

The Board of Directors is aware that reverse stock splits of stocks with low per share price in the absence of buying demand can result in selling pressure that drives the total market capitalization of the Company much lower. To mitigate that risk, the Board of Directors will take into account the buying demand for the Company’s stock driven by positive events such as:

•	Completion of a significant partnership agreement for AzaSite Plus or one of the Company’s other product candidates; and

•	Positive results from the Phase 3 clinical trials for AzaSite Plus, DexaSite, or BromSite.

Reducing the number of outstanding shares of the Common Stock through the reverse stock split is intended, absent other factors, to increase the per share market price of the Common Stock. However, other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may harm the market price of the Common Stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the reverse stock split or that the market price of the Common Stock will remain at such higher value for any significant length of time.

Board Discretion to Implement the Reverse Stock Split

Upon receipt of stockholder approval, the Board of Directors, in its discretion prior to May 31, 2013, may or may not elect to effect a reverse stock split within the authorized range of ratios. The Company believes the availability of a range of reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and the Company’s stockholders. In determining the reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board may consider, among other factors:

•	the historical trading price and trading volume of the Common Stock;

•	the then-prevailing trading price and trading volume of the Common Stock and the anticipated impact of the reverse stock split on the trading market for the Common Stock;

•	the Company’s satisfaction of the requirements, and ability, to list on a major stock exchange; and

•	prevailing general market conditions.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, the Company would communicate to the public, prior to the Effective Time of the reverse stock split, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by the Board of Directors). The Board of Directors reserves the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or its stockholders. As discussed above, the stockholders approved the 2011 Stock Split Proposal at the Company’s 2011 annual meeting of stockholders, but the Board of Directors determined that it was not in the stockholders’ best interest to effect a reverse stock split as of the date of this Proxy Statement. The Board has not exercised its discretion authorized by the 2011 Stock Split Proposal primarily because the Company did not meet the applicable market capitalization required for relisting on AMEX. As the authority granted under the 2011 Stock Split Proposal expires on May 31, 2012, the Board is asking stockholders to approve this proposal in order to grant the Board the flexibility to move forward with a reverse stock split prior to May 31, 2013.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that following the reverse stock split the market price of the Common Stock will increase in proportion to the reduction in the number of shares of the Common Stock issued and outstanding before the proposed reverse stock split. Even if the Company effects a reverse stock split, the market price of the Common Stock and the Company’s market capitalization may decrease due to the reverse split or for other reasons related to the Company or the Company’s industry, the economy or the stock market in general.

Impact of the Proposed Reverse Stock Split If Implemented

The reverse stock split would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership interest or proportionate voting power, except to the extent that the reverse stock split could result in any of the Company’s stockholders receiving cash in lieu of a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of the Common Stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

•	the number of issued and outstanding shares of the Common Stock will be reduced proportionately based on the final reverse stock split ratio as determined by the Board;

•

based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of the Common Stock issuable upon the exercise of all outstanding option awards will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

•

the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio; and

•

in addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Although the number of outstanding shares of the Common Stock would decrease following any implementation of the proposed reverse stock split, the Board does not intend for the reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Fractional Shares

The Company does not intend to issue fractional post-reverse stock split shares in connection with the reverse stock split. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio selected by the Board will receive cash (without interest) in lieu of such fractional shares in an amount equal to the product obtained by multiplying (a) the closing price per share of the common stock as reported on the OTCBB as of the Effective Time of the reverse stock split, by (b) the fraction of one share owned by the stockholder. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the reverse stock split and the date stockholders receive payment for the cashed-out fractional shares.

After the reverse stock split, a stockholder will have no further interest in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above. If you believe that you may not hold sufficient shares of the Common Stock at the effective date of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold the Common Stock after the split, you may do so by either:

•	purchasing a sufficient number of shares of the Common Stock; or

•

if you have shares of the Common Stock in more than one account, consolidating your accounts, so that in each case you hold a number of shares of the Common Stock in your account prior to the reverse stock split that would entitle you to receive at least one share of the Common Stock on a post-reverse stock split basis. Shares of common stock held in registered form (that is, stock held by you in your own name in the Company’s stock register records maintained by the Company’s transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding shares of the Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of the Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of the Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of the Common Stock with a bank, broker or other nominee, and have any questions in this regard, the Company encourages you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares of the Common Stock registered in their accounts.

•

If you hold registered shares of the Common Stock in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of the Common Stock in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable.

•

If you are entitled to post-reverse stock split shares of the Common Stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of shares of the Common Stock you hold.

•

If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, you will warrant that you owned the shares of the Common Stock for which you received a cash payment.

Effect on Registered Certificated Shares

Some registered stockholders hold their shares of the Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of the Common Stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split, if any. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of the Common Stock for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-reverse stock split shares of the Common Stock, your post-reverse stock split shares of the Common Stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split shares of the Common Stock you own in book-entry form. The Company will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.

Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Consequences

The par value per share of the Common Stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the Effective Date of the reverse stock split, if any, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionately based on the final reverse stock split ratio determined by the Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. After the reverse stock split, net income or loss per share, and other per share amounts will be increased because there will be fewer shares of the Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described above under “Impact of the Proposed Reverse Stock Split If Implemented,” the per share exercise price of outstanding option awards would increase proportionately, and the number of shares of the Common Stock issuable upon the exercise of outstanding options would decrease proportionately, in each case based on the final reverse stock split ratio. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under the Company’s Certificate of Incorporation in connection with the proposed reverse stock split.

Amendment to Certificate of Incorporation

The form of the proposed amendment to the Company’s Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A. If the reverse stock split is completed, the amendment will effect a reverse stock split of the Common Stock at the ratio selected by the Board in its discretion and previously publicly announced by the Company, prior to May 31, 2013, following the receipt of stockholder approval. As of April 6, 2012, 131,951,033 shares of the Common Stock were issued and outstanding.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal and the Board decides to implement the reverse stock split, the reverse stock split will become effective at the Effective Time. Beginning at the Effective Time, each certificate representing pre-reverse stock split shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of the Common Stock.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, nonresident alien individuals and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a U.S. holder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares should be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares should include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share should be treated as a taxable event. The amount and character of the income, gain or loss to be recognized by a U.S. holder will depend on the facts relating to the reverse stock split and the individual circumstances of such U.S. holder.

Required Vote

The affirmative vote of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting is required to approve the Company’s proposal to (a) authorize the Board to effect, in its discretion prior to May 31, 2013, a reverse stock split of the outstanding common stock, par value $0.01, of the Company, at a reverse stock split ratio ranging from 1-for-4 to 1-for-10, as determined by the Board and publically announced by the Company, and (b) approve a corresponding amendment to the Company’s Certificate of Incorporation, in substantially the form attached to this Proxy Statement as Annex A, to effect the reverse stock split, subject to the Board’s authority to abandon such amendment.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation earned by our principal executive officer, our principal financial officer and our other executive officer for 2011. These individuals are listed in the “Summary Compensation Table” below and referred to as the “Named Executive Officers” in this Proxy Statement.

Our executive officer compensation program is determined and approved by the Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for the Named Executive Officers other than the Chief Executive Officer.

Executive Officer Compensation Program Objectives and Overview

The Compensation Committee’s principal goals in making its executive officer compensation decisions are:

•

to help ensure that there exists an appropriate relationship between executive pay and both our performance and the creation of stockholder value through our achievement of long-term strategic goals and initiatives;

•	to attract, motivate and retain key executives in the face of competition within the biotechnology industry for qualified personnel; and

•	to align the interests of our executive officers with those of our stockholders.

Our current executive officer compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary, (2) annual incentive bonuses and (3) long-term equity incentive awards that are generally subject to time-based vesting requirements. We also provide Named Executive Officers with severance benefits if the executive’s employment terminates under certain circumstances. In structuring named executive officer compensation packages, the Compensation Committee considers how each component attracts, retains and motivates the best possible executive talent. We do not provide any material perquisites or personal benefits to our Named Executive Officers.

Base salaries and severance benefits are primarily intended to attract and retain highly qualified executives. Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve specific strategic and operating objectives for that year. Long-term equity incentive awards are primarily intended to align the Named Executive Officers’ long-term interests with our stockholders’ long-term interests. We also believe that competitive base salaries, annual bonuses and equity incentives help us attract and retain top executives. These elements of our named executive officer compensation program are designed to reward performance and thus the creation of stockholder value.

As part of our annual review of our named executive officer compensation programs, the Compensation Committee generally reviews Radford surveys of compensation paid to similarly situated executive officers in the technology and biotechnology industries in the San Francisco Bay Area. In setting compensation levels for the Named Executive Officers, the Compensation Committee does not “benchmark” compensation against this survey data. Rather, as discussed below, the Compensation Committee considers a number of factors in making its decisions and uses this market data as a general reference point. The Compensation Committee did not engage any independent consultants in 2011.

Current Named Executive Officer Compensation Program Elements

Base Salaries

The base salaries of the Named Executive Officers are reviewed by the Compensation Committee on an annual basis, as well as at the time of a promotion or other material change in responsibility. Any increases in base salary are based on an evaluation of the particular individual’s performance and base salaries of similarly situated executives at comparable companies based on data from the Radford surveys, as well as the individual’s importance to our future plans.

In reviewing the base salaries for each of the Named Executive Officers for 2011 the Compensation Committee took into account:

•	the individual’s performance against our corporate performance goals;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s importance in achieving our business goals; and

•	the base salary data for similarly situated executives (i.e. position, experience and responsibilities) based on data from the Radford surveys referenced above.

Based on its review, the Compensation Committee approved an increase in Mr. Bowman’s base salary from $263,500 to $271,750 for 2011, and no change was made to the base salaries for Mr. Ruane and Mr. Drapeau.

Annual Bonuses

The InSite Vision Incorporated 2011 Bonus Plan (Bonus Plan) provides bonus opportunities each year for our employees, including each of the Named Executive Officers. Each participant in the Bonus Plan has a target bonus percentage that is expressed as a percentage of the participant’s annual base salary. The Bonus Plan provides that the target bonus percentages for all participants are aggregated to determine our on-target bonus pool. The actual bonus pool for participants in the Bonus Plan is determined based on our achievement of specific performance goals established by the Compensation Committee and approved by the Board for the bonus year. The participant’s actual bonus amount is then subject to increase or decrease based on the participant’s individual performance during the year in meeting such performance goals. In the case of the Named Executive Officers, the Compensation Committee evaluates the participant’s individual performance and determines his or her final bonus amount after the end of the year.

For 2011, the Compensation Committee established a target bonus percentage for Mr. Ruane of 75% of his base salary, with the target bonus percentage for each of the other Named Executive Officers being 30% of his or her base salary. The Compensation Committee established 23 specified corporate goals to measure our performance for 2011 with each goal weighted between 1% and 25% of the total bonus opportunity. The significant goals (i.e. weighted over 50%) were completing a financing transaction, preparing for and initiating a Phase 3 clinical trial for AzaSite Plus/DexaSite and receiving positive top-line results from the Phase 1/2 clinical trial and Phase 2 PK study for BromSite. The amount of the actual bonus pool with respect to each performance goal could range from 50% to 140% of the on-target bonus pool for that goal based on the date by which that particular goal was attained or, in the case of financial performance metrics, our actual performance as compared with the pre-established goals. For 2011, the Compensation Committee set the following financial performance targets: maintaining operating expenses (excluding cost of sales) at less than $5.4 million for the first half of 2011 and maintaining a minimum of one year of cash on hand.

The Compensation Committee evaluated our performance with respect to each of the 23 corporate goals established for the Bonus Plan and determined that the actual bonus pool for 2011 would be 99% of the on-target bonus pool.

Specifically, we achieved the following significant goals established for the Bonus Plan in 2011:

•	Closed a $20.4 million (net proceeds) private placement financing transaction;

•	Prepared for and initiated a Phase 3 clinical trial for AzaSite Plus & DexaSite; and

•	Received positive top-line results from the Phase 1/2 clinical trial and Phase 2 PK study for BromSite;

Based on its assessment of each Named Executive Officer’s individual performance for 2011, the Compensation Committee decided to award the following bonuses to each of the Named Executive Officers (expressed as a percentage of the executive’s base salary), which, in the case of Messrs. Ruane and Drapeau, slightly exceeded their respective target bonus percentages: Mr. Ruane, 76%, Mr. Drapeau, 31%; and Dr. Bowman, 29%. The specific bonus amounts awarded to each of the Named Executive Officers for 2011 under the bonus plan are reported below under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Long-Term Incentive Equity Awards

Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, we have historically made annual grants of stock options to provide further incentives to our executives to increase stockholder value. The Compensation Committee bases its award grants to our executives under the 2007 Plan on a number of factors, including:

•	the executive’s position with us and his total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	our achievement of our business objectives and the executive’s contribution to those achievements.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

Our stock option grants to the Named Executive Officers have an exercise price that is equal to the closing price of our common stock on the grant date. Thus, the executives will only realize value on their stock options if our stockholders realize value on their shares. The stock options also function as a retention incentive for executives as they vest ratably over the four-year period after the date of grant.

The Compensation Committee approved the grant of an option to each of Mr. Drapeau and Dr. Bowman in January 2011. The number of options granted was based on the Named Executive Officer’s level within the Company and, in the case of Mr. Drapeau, based on his outstanding service to the Company even though he is employed on less than a full-time basis. The options granted for each level was based upon our performance and grant levels for executives at comparable companies from the Radford survey referenced above.

Appointment of Chief Executive Officer and Director

On November 23, 2010, the Board appointed Mr. Ruane as our Chief Executive Officer, and a member of the Board, effective December 1, 2010. In connection therewith, Mr. Drapeau stepped down from his position as interim Chief Executive Officer while continuing to serve as Vice President and Chief Financial Officer.

Pursuant to the terms of his offer letter effective December 1, 2010, Mr. Ruane’s base salary was set at $350,000 and he is eligible for a discretionary annual bonus to be determined by the Compensation Committee of up to 75% of his current base salary upon achievement of to be agreed upon annual bonus goals. Additionally, pursuant to the terms of Mr. Ruane’s offer letter, he was granted an option to purchase 2,844,374 shares of our common stock under the 2007 Plan. This option grant vests, subject to Mr. Ruane’s continued employment with us, as to 25% of the shares covered by the option on the first anniversary of Mr. Ruane’s hire date and as to the remaining 75% of the shares in daily installments over the three-year period thereafter. Mr. Ruane also received an initial relocation reimbursement of $67,500 pursuant to the terms of his offer letter and was eligible for up to an additional $150,000 relocation reimbursement.

Severance Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for certain eligible employees, including each of the Named Executive Officers under our Severance Plan (Severance Plan). The Compensation Committee evaluates the level of severance benefits, if any, to provide to a Named Executive Officer on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, Named Executive Officers are generally entitled to severance benefits under the Severance Plan in the event of a termination of employment by us without cause. We have determined that it is appropriate to provide these executives with severance benefits in the event of an involuntary termination of the executive’s employment in light of their positions with us and as part of their overall compensation package.

In addition, we believe that the occurrence, or potential occurrence, of a change in control transaction may create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Executive Officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the Named Executive Officers with enhanced severance benefits under the Severance Plan if the executive’s employment is terminated by us without cause or by the executive for good reason in connection with a change in control. Because we believe that a termination by an executive for good reason is conceptually the same as a termination by us without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We generally do not believe that the Named Executive Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is generally only triggered by an actual or constructive termination of employment.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to the Named Executive Officers as described above) satisfies the requirements for exemption from the $1 million deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of our tax deduction for compensation paid to the Named Executive Officers for 2011 will be disallowed under Section 162(m). The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to executive officers is reasonable, performance-based and consistent with our goals and those of our stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is “independent” as defined by NYSE Amex Rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement and the Company’s Annual Report on Form 10-K filed with the SEC. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement to be filed with the SEC in connection with the Annual Meeting and the Company’s Annual Report on Form 10-K filed with the SEC.

Compensation Committee of the Board of Directors
Anthony J. Yost (Chairman)
Robert O’Holla
Craig Tooman

(1)	Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members throughout the 2011 fiscal year, other than Mr. Tooman who was appointed to the Compensation Committee upon his appointment to the Board on September 16, 2011. No member of the Compensation Committee is or at the relevant time was a former or current executive officer of the Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2011.

SUMMARY COMPENSATION TABLE—FISCAL 2011, 2010 and 2009

The following table presents information regarding compensation of the Named Executive Officers for services rendered during 2011, 2010 and 2009.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Timothy Ruane(5)	2011	350,000	—	—	—	267,671	—	96,978	714,649
Chief Executive Officer and Member of the Board	2010	29,167	—	—	688,907	—	—	67,545	785,619

Louis Drapeau(6)	2011	255,000	—	—	75,150	78,007	—	—	408,157
Vice President, Chief Financial Officer	2010	255,000	—	—	114,720	102,000	—	2,713	474,433
	2009	255,000	50,000	—	51,760	71,400	—	7,010	435,170

Lyle M. Bowman, Ph.D.	2011	271,750	—	—	50,100	79,096	—	970	401,916
Vice President, Development	2010	263,750	—	—	57,360	92,300	—	2,376	415,786
	2009	263,750	—	—	25,880	55,388	—	4,374	349,392

(1)	For Mr. Drapeau, the amount reported for 2009 represents payment of a $50,000 interim CEO retention bonus pursuant to his October 2008 offer letter.
(2)	In accordance with SEC rules, the amounts reported in Column (f) of the table above reflect the aggregate grant date fair value of option awards granted during each of 2011, 2010 and 2009 in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. We have not granted any equity-based awards other than stock options to Named Executive Officers during 2011, 2010 or 2009. For a discussion of the assumptions and methodologies used to value the awards reported in Column (f), please see the discussion of option awards contained in Note 11, Employee Stock-based Compensation, in the Notes to the Consolidated Financial Statements in Item 8 of Part II of the Form 10-K (or, for years prior to 2011, the corresponding note in the Annual Report on Form 10-K for the applicable fiscal year). For information about the option awards granted to the Named Executive Officers for 2011, please see the discussion under “Grants of Plan-Based Awards” below.
(3)	The figures reported in this column reflect the annual performance bonuses that the Named Executive Officers earned for 2011, 2010 and 2009. As described in the “Compensation Discussion and Analysis” above, the Named Executive Officers were paid performance bonuses in 2012, 2011 and 2010 in connection with their contributions to the Company in the previous year.
(4)	The amounts reported in Column (i) represent our payments of group term life insurance premiums on behalf of each Named Executive Officer. We are not the beneficiary of the life insurance policies, and the premiums we pay are taxable as income to the applicable officer. For Mr. Ruane, this amount includes a relocation reimbursement of $96,438 and $67,500 for 2011 and 2010, respectively, pursuant to the terms of his December 1, 2010 offer letter.
(5)	Mr. Ruane was hired as Chief Executive Officer and elected as a member of the Board effective December 1, 2010.
(6)	Mr. Drapeau also served as Interim Chief Executive Officer from October 2008 to November 2010, retaining his position of Vice President and Chief Financial Officer. For all periods, Mr. Drapeau was employed and compensated for a 30 hour work week. In February 2012, Mr. Drapeau became a full time employee of the Company.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2011

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers in 2011.

Name (a)	Grant Date (b)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Timothy Ruane(2)		—	262,500	—	—	—	—	—	—	—	—
		—	—	—	—	—	—	—	—	—	—
Louis Drapeau		—	76,500	—	—	—	—	—	—	—	—
	1/21/2011	—	—	—	—	—	—	—	300,000	0.36	75,150
Lyle M. Bowman, Ph.D		—	81,525	—	—	—	—	—	—	—	—
	1/21/2011	—	—	—	—	—	—	—	200,000	0.36	50,100

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table.
(2)	On December 1, 2010, Mr. Ruane was hired as Chief Executive Officer and granted an option to purchase 2,844,374 shares of our common stock under the 2007 Plan. Mr. Ruane was not eligible for stock option awards in fiscal year 2011.

Description of Plan-Based Awards

Each of the options reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of the 2007 Plan. The 2007 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret the 2007 Plan’s provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2007 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions, are not made for value.

Under the terms of the 2007 Plan, if we dissolve or complete a merger, a sale of substantially all of our assets or any other transaction that we do not survive (or do not survive as a publicly-traded company), all then-outstanding awards granted under the 2007 Plan (including awards held by the Named Executive Officers) will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with such a transaction generally must be exercised prior to the transaction, or they will be canceled in exchange for the right to receive a cash payment in connection with the transaction.

Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. Each of these options is scheduled to vest as to 25% of the shares covered by the option on the first anniversary of the grant date and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.

Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in 2011 has a term of ten years. However, vested options may expire earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of his or her employment for a longer period if such termination is in connection with a change in control of the Company. This period is extended to 12 months if the termination was a result of the Named Executive Officer’s death or disability. The options granted to Named Executive Officers during 2011 do not include any dividend rights.

The terms of the “non-equity incentive plan” awards reflected in the Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table presents information regarding the outstanding stock options held by each of the Named Executive Officers as of December 31, 2011, including the vesting dates for the portions of these options that had not vested as of that date. None of the Named Executive Officers held any outstanding stock awards as of that date.

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Timothy Ruane	12/1/2010	769,486	2,844,374	(1)	0.35	12/1/2020

Louis Drapeau	1/21/2011	—	300,000	(2)	0.36	1/21/2021
	4/1/2010	175,000	225,000	(3)	0.42	4/1/2020
	2/17/2009	286,678	113,322	(4)	0.20	2/17/2019
	10/28/2008	300,000	—		0.36	10/28/2018
	10/15/2007	50,000	—		1.20	10/15/2017

Lyle M. Bowman, Ph.D.	1/21/2011	—	200,000	(2)	0.36	1/21/2021
	4/1/2010	87,500	112,500	(3)	0.42	4/1/2020
	2/17/2009	143,339	56,661	(4)	0.20	2/17/2019
	5/2/2007	80,000	—		1.59	5/2/2017
	2/1/2006	80,000	—		1.50	2/1/2016
	6/1/2005	175,000	—		0.63	6/1/2015
	6/1/2004	40,000	—		0.75	6/1/2014
	3/30/2004	20,000	—		0.88	3/30/2014
	12/12/2003	25,000	—		0.41	12/12/2013
	9/23/2003	15,000	—		0.63	9/23/2013
	2/14/2003	25,000	—		0.85	2/14/2013
	9/20/2002	15,000	—		0.93	9/20/2012

(1)	This option is scheduled to vest as to 25% of the shares covered by the option on December 1, 2011 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.
(2)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on January 21, 2012 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.
(3)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on April 1, 2011 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.
(4)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on February 17, 2010 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Compensation Discussion and Analysis” above, the Compensation Committee approved the Severance Plan in April 2009 to provide severance protections for certain of our eligible employees, including each of the Named Executive Officers. If, during the term of the Severance Plan, a participant’s employment with us is terminated without “cause” (as such term is defined in the Severance Plan), the participant will generally be entitled to receive (1) a lump sum severance payment equal to the participant’s annual base salary rate multiplied by the participant’s “severance multiplier,” and (2) payment by us of the participant’s premiums for continued medical and other welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a number of months determined by multiplying the participant’s severance multiplier by twelve. The severance multiplier for Mr. Ruane is one and one-half (1.5) and for each of Messrs. Drapeau and Dr. Bowman is one (1).

If, during the term of the Severance Plan, a participant’s employment with us is terminated without cause or by the participant for “good reason” within 90 days before, or within two years after, the occurrence of a “change in control”, then, in lieu of the benefits described above, the participant will generally be entitled to receive (1) a lump sum severance payment equal to the sum of (a) the participant’s annual base salary rate multiplied by the participant’s “change in control severance multiplier” plus (b) the participant’s target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity for such year, the average annual cash bonus paid to the participant for the three preceding fiscal years), (2) payment by us of the participant’s premiums for continued medical and other welfare benefits pursuant to COBRA for a number of months determined by multiplying the participant’s change in control severance multiplier by twelve and (3) full accelerated vesting of the participant’s stock options and other equity-based awards, with a six-month extension of the period to exercise such stock options. (For these purposes, the term “change in control” is defined in the Severance Plan and the term “good reason” is defined in each participant’s Severance Plan participation agreement). The change in control severance multiplier for Mr. Ruane is two (2). The change in control severance multiplier for each of Mr. Drapeau and Dr. Bowman is one and one-half (1.5).

A participant’s right to receive benefits under the Severance Plan is subject to the participant’s execution of a release of claims in our favor upon the termination of the participant’s employment. Participants are generally not obligated to seek new employment to mitigate our severance obligations under the Severance Plan.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following chart presents our estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled under the Severance Plan had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on December 31, 2011.

Name and Principal Position	Cash Severance	Continuation of Health Benefits	Total
Timothy Ruane(1)	$350,000	$20,536	$370,536
Chief Executive Officer and Member of the Board
Louis Drapeau	$255,000	$45,424	$300,424
Vice President, Chief Financial Officer
Lyle M. Bowman, Ph.D.	$271,750	$31,724	$303,474
Vice President, Development

Change in Control Severance Benefits. The following chart presents our estimate of the amount of the severance benefits to which each of the Named Executive Officers would have been entitled under the Severance Plan had his employment terminated under the circumstances described above following a change in control of the Company, and assuming for purposes of this disclosure that the termination of employment occurred on December 31, 2011.

Name and Principal Position	Cash Severance	Continuation of Health Benefits	Equity Acceleration (3)	Total
Timothy Ruane(2)	$612,500	$20,536	$186,740	$819,776
Chief Executive Officer and Member of the Board
Louis Drapeau	$459,000	$68,135	$55,697	$582,833
Vice President, Chief Financial Officer
Lyle M. Bowman, Ph.D.	$489,150	$47,586	$31,849	$568,585
Vice President, Development

(1)	Mr. Ruane’s severance multiplier was increased from 1 to 1.5 on February 29, 2012, which change is not reflected in this table.
(2)	Mr. Ruane’s change in control severance multiplier was increased from 1 to 2 on February 29, 2012, which change is not reflected in this table.
(3)	This column reports the intrinsic value of the unvested portions of the Named Executive Officer’s options that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $0.44 (the closing price of our common stock on December 31, 2011) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock, as of February 22, 2012 unless otherwise noted by (i) each person who is known by us to beneficially own more than five percent of our common stock, (ii) our Chief Executive Officer and each of our other Named Executive Officers, (iii) each director, and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the principal address of each of the stockholders below is: c/o InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

The percentage of beneficial ownership is calculated based on the 131,951,033 shares of common stock that were outstanding on February 22, 2012. This percentage also includes common stock of which such individual or entity had the right to acquire beneficial ownership of as of February 22, 2012 or within 60 days thereafter, including, but not limited to, upon the exercise of options and warrants; however, such common stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity.

	Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent of Class
Coliseum Capital Management, LLC.	16,403,338	(1)	12.43%

Coliseum Capital, LLC

Coliseum Capital Partners, L.P.

Adam Gray

Christopher Shackelton

Metro Center

1 Station Place, 7th Floor South

Stamford, CT 06902

Blackwell Partners, LLC

c/o DUMAC, LLC

406 Blackwell Street, Suite 300

Durham, NC 27701

Broadfin Capital, LLC	13,178,785	(2)	9.99%

237 Park Avenue, Suite 900

New York, New York 10017

Broadfin Healthcare Master Fund, Ltd.

20 Genesis Close

Ansbacher House, 2nd Floor

P.O. Box 1344

Grand Cayman KY1-1108 Cayman Islands

Kevin Kotler

237 Park Avenue, Suite 900

New York, New York 10017

Eli Jacobson	9,550,674	(3)	7.24%
125 Broad Street, 32nd Floor
New York, NY 10004
Pinto Technology Ventures, L.P.	7,744,621	(4)	5.87%
Pinto Technology Ventures GP, L.P. Pinto TV GP Company LLC Matthew Crawford Evan S. Melrose c/o PTV Sciences 221 West 6th Street, Suite 700 Austin, Texas 78701

	Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent of Class
Ayer Capital Management, LP	7,000,000	(5)	5.30%
ACM Capital Partners, LLC Jay Venkatesan 230 California, Suite 600 San Francisco, CA 94111
Timothy McInerney	997,452	(6)	*
Brian Levy, O.D. M.Sc.	—		*
Robert O’Holla	330,000	(7)	*
Craig A. Tooman	—		*
Anthony Yost	330,000	(7)	*
Timothy Ruane	1,269,432	(8)	*
Louis Drapeau.	1,307,425	(9)	*
Lyle M. Bowman, Ph.D	876,368	(10)	*
All current executive officers and directors as a group (9 persons)	5,110,677	(11)	3.87%

*	Less than one percent of the outstanding common stock.
(1)	Information is based on the Schedule 13G/A filed with the SEC on February 10, 2012 by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Blackwell Partners, LLC, Adam Gray and Christopher Shackelton. Amount is comprised of 14,403,338 shares over which Coliseum Capital Management, LLC and Messrs. Gray and Shackleton have shared voting and dispositive power, 8,972,456 shares over which Coliseum Capital, LLC has shared voting and dispositive power, 522,456 shares over which Coliseum Capital Partners, L.P. has shared voting and dispositive power and 5,430,882 shares over which Blackwell Partners, LLC has shared voting and dispositive power. Amount also includes 2,000,000 warrants issued to Coliseum Capital Management, LLC.
(2)	Information is based on the Schedule 13G/A filed with the SEC on February 13, 2012 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler.
(3)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2012 by Eli Jacobson.
(4)	Information is based on the Schedule 13D/A filed with the SEC on August 31, 2010 by Pinto Technology Ventures, L.P., Pinto Technology Ventures GP, L.P. and Pinto TV GP Company LLC (Pinto Entities) and Matthew Crawford and Evan Melrose and includes the expiration of 585,015 thereafter. The amount above includes 7,744,621 shares held by Pinto Technology Ventures, L.P. The Pinto Entities and Mr. Crawford and Dr. Melrose share voting and dispositive power with respect to such shares. Mr. Crawford and Dr. Melrose disclaim beneficial ownership in the shares held by the Pinto Entities, except to the extent of their pecuniary interest therein. In addition, the amount above includes 128,000 shares and 179,504 shares for which Mr. Crawford and Dr. Melrose, respectively, have sole voting and dispositive power.
(5)	Information is based on the Schedule 13G/A filed with the SEC on April 4, 2012 by Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan.
(6)	Includes 66,666 shares issuable upon the exercise of warrants and 330,000 shares issuable upon the exercise of stock options as of February 22, 2012 or within 60 days thereafter.
(7)	Includes 330,000 shares issuable upon the exercise of stock options as of February 22, 2012 or within 60 days thereafter.
(8)	Includes 80,000 shares issuable upon the exercise of warrants and 989,432 shares issuable upon the exercise of stock options as of February 22, 2012 or within 60 days thereafter.
(9)	Includes 80,000 shares issuable upon the exercise of warrants and 967,425 shares issuable upon the exercise of stock options as of February 22, 2012 or within 60 days thereafter.
(10)	Includes 1,320 shares issuable upon the exercise of warrants and 799,360 shares issuable upon the exercise of stock options as of February 22, 2012 or within 60 days thereafter.
(11)	Includes 227,986 shares issuable upon the exercise of warrants and 3,746,217 shares issuable upon the exercise of stock options as of February 22, 2012 or within 60 days thereafter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review and approval of “related-party transactions” between us and related parties. Under SEC rules, a related party is a director, officer, nominee for director, or 5% stockholder of a company since the beginning of the last fiscal year and their immediate family members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% stockholders are required by the Securities Exchange Act of 1934, as amended, to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2011, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC on March 5, 2012. A copy of the Annual Report on Form 10-K may be accessed according to the instructions contained in the Notice. Stockholders may also obtain a copy of the Company’s Annual Report, without charge, by writing to Investor Relations at the Company’s headquarters at 965 Atlantic Avenue, Alameda, California 94501 or on the Company’s website located at www.insitevision.com under “Investors—Annual Reports”.

BY ORDER OF THE BOARD OF DIRECTORS OF INSITE VISION INCORPORATED

/s/ LYLE M. BOWMAN
Lyle M. Bowman, Ph.D.
Secretary

Dated: April 9, 2012

HOUSEHOLDING

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more securityholders sharing the same address by delivering a single set of proxy materials addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Many brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct a written request to Investor Relations, 965 Atlantic Avenue, Alameda, California 94501 or by telephone to (510) 865-8800.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annex A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

INSITE VISION INCORPORATED

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, InSite Vision Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does here by certify as follows:

The name of the Corporation is InSite Vision Incorporated and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 1987. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

1. Section A, Article 4 is hereby amended by adding a paragraph which read as follows:

“Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclasssified into a smaller number of shares such that each four to ten shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the four to ten range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock immediately following the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this     day of                    , 201    .

InSite Vision Incorporated

By:
Name:
Title:

A-1

INSITE VISION INCORPORATED

965 ATLANTIC AVENUE

ALAMEDA, CALIFORNIA 94501

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INSITE VISION INCORPORATED FOR ITS 2012 ANNUAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 31, 2012 and the accompanying Proxy Statement, and appoints each of Timothy Ruane, Louis Drapeau and Lyle M. Bowman as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of InSite Vision Incorporated (the “Company”), which the undersigned is entitled to vote, either on his own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at InSite Vision, 965 Atlantic Avenue, Alameda, California, 94501 on May 31, 2012 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the directors listed and a vote FOR each proposal. This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS LISTED AND FOR PROPOSAL 2, 3 AND 4 IF NO SPECIFICATION IS MADE.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

INSITE VISION INCORPORATED 965 ATLANTIC AVENUE ALAMEDA, CA 94501

SUBMIT A PROXY BY INTERNET –

www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

SUBMIT A PROXY BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSITE VISION INCORPORATED

1.	To elect the following six directors to serve until the 2013 Annual Meeting of Stockholders or until their respective successors are elected and qualified.
	01) Timothy McInerney	04) Timothy Ruane	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	02) Brian Levy, O.D. M.Sc.	05) Craig Tooman	☐	☐	☐
	03) Robert O’Holla	06) Anthony J. Yost

Vote On Proposal

2.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	For	Against	Abstain
		☐	☐	☐

3.	To approve the advisory resolution on executive officer compensation.	For	Against	Abstain
		☐	☐	☐

4.	To approve the reverse stock split of the Company’s common stock and amendment to the Certificate of Incorporation to effect the reverse stock split.	For	Against	Abstain
		☐	☐	☐

At the recommendation of the Board of Directors, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign where indicated below exactly as your name(s) is (are) shown on the stock certificate to which the Proxy applies. If the shares are registered in the names of two or more persons, each should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporate, please sign in full corporate name by an authorized officer, or if a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

Signature	Date	Signature (Joint Owner)	Date